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                                                                    EXHIBIT 10.4

                         MOBILE REACH TECHNOLOGIES, INC.
                      AMENDED STANDARD TERMS OF EMPLOYMENT
                                  ALL EMPLOYEES

         THIS AGREEMENT is made effective January 1, 2003, between Mobile Reach Technologies, Inc., a North Carolina corporation with its offices at 8000 Regency Parkway, Suite 430, Cary, North Carolina 27511 ("Company"), and Mark J. Lloyd residing at 102 Parson Woods Lane, Cary, North Carolina 27511 (the "Employee").

         The following terms of employment are agreed to by the Parties:

         1. Engagement. Company agrees to engage Employee and Employee accepts an engagement from Company to serve as Chief Technology Officer and Vice President of Business Development, subject to change as appropriate to the needs of the Company. Employee shall at all times serve in a "C-Level" capacity and shall perform such duties as are customarily associated with his then current titles, consistent with the By-laws of the Company and as required by the Company's Chief Executive Officer and Board of Directors (the "Board").

         2. Commitment. During and throughout the term of this Agreement Employee will devote Employee's a minimum of 40 hours per week working time, attention, and energies to carry out, fulfill and perform the duties and responsibilities to be performed by Employee under the terms of this Agreement, and as assigned to Employee by Company from time to time, and shall, during the term of this Agreement, be allowed engage in any other business activity as specifically sanctioned by the Board of Directors of the Company. Employee's commitment under this Agreement shall be full-time which means a minimum of 40 hours per week. This provision shall not be construed as preventing Employee from investing Employee's assets in other businesses; provided, however, that Employee shall not devote any time to any business that would violate Employee's Special Terms and Conditions of Employment, which are ancillary to this Agreement. However, Company recognizes that Employee has performed non-competitive consulting apart and separate from Company and that this consulting is not in violation to the provisions of this Agreement. Concerning such consulting, Employee is free to finish such consulting engagements as long as these are concluded within three (3) months of the effective date of this Agreement and furthermore, Employee is free to take on new such consulting engagements at the point in time that the Company is late on meeting or fails to meet its Compensation obligations as specified in Section 3.

         3.       Compensation.

         3.1 Employee shall be paid an initial annual salary of one hundred twenty thousand dollars ($120,000) (the "Initial Salary") payable in equal biweekly installments by the 5th business day following the last day of each two week period, or in such other intervals during the year as Company regularly pays its other employees.

         3.2 Immediately after the closing by the Company of a round of financing in excess of two million dollars ($2,000,000), whether said round is closed in one or more closings, Employee shall be paid an annual salary of $175,000 (the "Later Salary"), payable on the same terms as his Initial Salary or any subsequent salary is being paid as of the closing of the financing.

         3.3 Employee shall be paid a bonus (the "Sales Bonus") equal to twelve and one-half percent (12.5%) of the net sales made by the Company pursuant to contracts executed during the six month period following execution of this agreement or on contracts in which Employee actively worked on during this six month period but which were executed after this period. As used herein "Net Sales" shall mean: the gross amount invoiced on the sale of the software licenses and services by the Company less sales tax, and all reductions, including but not limited to quantity, trade and cash discounts, credits for returned products actually allowed and taken, and transportation costs. Such commission payments on Net Sales shall be made within five (5) business days of when the payment has been received by the Company.

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         3.4 Employee shall be paid a bonus of ninety three thousand six hundred dollars ($93,600) (the "Additional Bonus"), plus an amount equal to interest having accrued on the promissory note in the form attached as Exhibit A, immediately upon the earlier to occur of the following events: (i) closing by the Company of a round of financing in excess of two million dollars ($2,000,000); (ii) December 31, 2003. Nothwithstanding the foregoing, upon termination of Employee's employment with the Company for any reason, in which case Employee shall be entitled to receive, in lieu of the Additional Bonus, a severance payment equal to ninety three thousand six hundred dollars($93,600) plus an amount equal to interest on five percent per annum on the amount of $52,466.25 accruing from January 1, 2003 in addition to the severance payment referenced in Section 3.7. In the event that Employee receives income from outside consulting during a time that he is receiving the Initial Salary or any subsequent salary from the Company during 2003, the Additional Bonus amount shall be reduced by the amount of the income Employee receives from such consulting. Employee understands and agrees that while employed by the Company in no event shall Employee accept outside consulting with a company or entity that competes with the Company's Business as defined in the Special Terms of Employment Agreement by and between the Company and Employee dated January 1, 2003. In no case shall the ninety three thousand six hundred dollar ($93,600),plus an amount equal to interest on five percent per annum on the amount of $52,466.25 accruing from January 1, 2003, payment be withheld by Company from Employee when it is due provided that Employee shall be responsible for all tax payments and withholding associated therewith.

         3.5 Effective July 1, 2003, Employee shall be eligible to receive a bonus (the "Milestone Bonus") equal to fifty percent (50%) of Employee's then current annualized Salary as follows: For each quarter that Individual Goals are met by Employee, Employee shall be paid a Bonus amount equal to twelve and one half percent (12.5%) of the annualized Salary that the Employee was getting on the first day that quarter. Individual Goals that apply to a specific quarter shall be delivered to Employee in writing before the 15th day after the start of each quarter by the President after discussion between the Employee and President on such Individual Goals. If President does not set and Individual Goals by the 15th day after the start of a quarter, then all of the Bonus amount associated with the Individual Goals shall be paid to the Employee for that quarter. For the purpose of this Paragraph 3.5, time is of the essence. Such "Milestone Bonus" shall be payable to Employee by the 5th business day following the last day of the regular two week pay period in which includes the last calendar day of the quarter.

         3.6 Employee acknowledges and agrees that, except for employee's accrued vacation time and sick leave, he has received all accrued salary, bonuses and commissions due him from the Company through the effective date of this Agreement (the "Back Salary"), agrees no further amount shall be due to him related to salary compensation and benefits, commissions and bonuses, and hereby waives any and all claims or rights he may have to receive any such Back Salary.

         3.7 In the event that Employee's employment with the Company is terminated without Cause, then Company shall pay to Employee a severance payment equal to three (3) months of the then current Employee salary, and such severance payment shall be in addition to any Additional Bonus that may be due Employee under Paragraph 3.4. Such payment shall be made to Employee by the fifth business day following the last of the regular two week pay period which includes the termination date. For purposes of this Paragraph 3.7, termination for "Cause" shall mean termination of employment due to Employee's substantive breach of the terms of this Agreement; substantive breach of the Special Terms of Employment Agreement by and between Employee and Company of even date herewith; material failure by the Employee to comply with the policies or directives of the Board of Directors; any illegal or dishonest action that is materially detrimental to the Company; or failure to faithfully carry out the duties of his position, provided that, in the case of such failure to faithfully carry out the policies or directives of the Board of Directors, or to carry out the duties of his position, the Company shall provide at least thirty (30) days' written notice of such failure to perform during which time Employee will be given an opportunity to remedy the situation and will be given an opportunity to present his case to the Board of Directors prior to termination. Employee, at his election and discretion, may be deemed to be terminated without Cause if at any time after the date hereof Dale Scales becomes, has been or has become an officer, director, employee, consultant, independent contractor, broker, financial consultant, or agent of or for the Company.

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         3.8      All applicable federal and state taxes and other governmental assessments shall be deducted from Employee's salary and bonuses set forth above, as required by law. Except as provided above, Employee's salary shall be subject to adjustment from time to time, as the Corporation finds appropriate.

         4.       Benefits.

         a. Vacation. Employee will be eligible for fifteen (15) days of paid vacation every calendar year, which will accrue at the rate of 10 hours per month. Vacation time must be pre-approved by Employee's director or the President of the Company. Vacation days not used will carry over to the next year, up to a limit of fifteen (15) days. Unused vacation days not carried over shall be paid with the payroll for December of the year in which unused. Upon termination of Employee's employment with the Company, Employee shall be entitled to compensation in respect of earned but unused vacation.

         b. Sick and Personal Leave. Employee shall be eligible for up to six (6) days of paid sick and personal leave each calendar year, which will accrue at the rate of four (4) hours per month. Sick and personal leave days not used in one calendar year shall not carry over to the following calendar years. No payment shall be made for unused sick and personal leave. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the Company's Board of Directors.

         c. Leave Policies. Company may at its sole option change its vacation or sick and personal leave policy by providing a new policy in writing to Employee and specifically referencing it as an amendment to this Agreement, such amendment to be prospective only.

         d. Holidays. In addition to vacation days, Employee shall be entitled to such paid holidays as are provided to the other Company employees. At the present time Company provides for nine (9) holidays each calendar year, which are: New Years' Day, Memorial Day, 4th of July, Labor Day, Thanksgiving Day, the Friday after Thanksgiving Day, Christmas Day, and two (2) days at the Employee's discretion, subject to prior management approval. Unused holiday days shall be paid with the payroll for December of the year in which unused. The holiday policy of the Company is subject to change by the Company in its sole discretion and at any time.

         e. Profit Sharing Pension Plan. Employee shall be eligible to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

         f. Other Benefits. Employee shall be entitled to all fringe benefits, including without limitation all group benefit plans or arrangements, offered and available from time to time to employees of the Company. For the purpose of the Company's policies regarding any benefit that vests over time, whether that benefit currently exists or is offered in the future, to the fullest extent permitted by law, Employee shall receive time credit for the full period of time he has been employed by the Company. Nothing paid to Employee under any plan or arrangement shall be deemed to be in lieu of compensation otherwise payable to Employee pursuant to this Paragraph 4.

         g. Expenses. During the term of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in performing services on behalf of Company, including all expenses of travel, provided that such expenses are documented by proper receipts and in accordance with travel and reimbursement policies established by Company.

         h. Loan. Employee and Company acknowledge and agree that Company has previously made a loan to Employee in the amount of twenty seven thousand four hundred sixty six dollars and twenty five cents ($27,466.25), and Company further agrees to lend Employee an additional $25,000 on or before August 1, 2003, for a total amount of fifty two thousand four hundred sixty six dollars and twenty five cents ($52,466.25), such combined amount to be evidenced by the terms of the Promissory Note attached at Exhibit A hereto. Payment on the note shall be due on the earlier to occur of payment by Company to Employee of the Additional Bonus or December 31, 2003.

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         i.       Term Insurance. Within thirty (30) days after the closing by the Company of a round of financing greater than two million dollars ($2,000,000), whether the round closed at once or in stages, the Company shall purchase a $1 million term life insurance policy on the life of Employee. Upon death of the employee and subject to future agreements by and between the Company and Employee, the proceeds of this term life insurance policy shall be used by the Company to purchase from Employee's estate at the then-current fair market value of such shares, the amount of the Company's common stock that may be purchase with the proceeds of the term life insurance policy. The fair market value of the shares shall be determined by the Company's Board of Directors in good faith.

         5. Drug Use. Employee acknowledges that the use, possession, or sale of narcotics, hallucinogens, depressants, stimulants, marijuana, or other controlled substances other than alcohol on Company premises or while in pursuit of Company business is prohibited. (This does not apply to medication prescribed by a licensed physician and taken in accordance with such prescription). The use of the above substances on or away from Company premises or of any other substance such as alcohol so as to adversely affect Employee's job performance, or which may reflect unfavorably on public confidence in the manner in which Company carries out its responsibilities is also prohibited. This section is not intended to prohibit the use of alcohol in conjunction with business entertainment or in office related formal or informal social activities so long as the use of alcohol does not affects Employee's job performance, or which may reflect unfavorably on public confidence in the manner in which Company carries out its responsibilities. During the term of Employee's employment, Employee may be required to undergo physical examinations and/or medical tests by a health care professional and tests to determine the presence of drugs, as required by the Company and as permitted by law.

         6.       Term and Termination.

         a. Employee may terminate his employment at any time upon giving two week's written notice to Company.

         b. Company, by action of all of its members of the Board of Directors other than employee, may terminate Employee at any time, at-will, and without Cause as defined in Section 3.7. In such case, Company shall be obligated to make the payments set forth in Sections 3.4 and 3.7, as applicable.

         c. In addition, Company, by action of all of its members of the Board of Directors other than employee, may terminate Employee immediately upon the happening of any of the following ("Cause"):

         1.       Employee's death;

         2. Except as may otherwise be provided under the Americans with Disabilities Act, Employee's disability defined as Employee becoming ill or injured or otherwise so incapacitated that Employee cannot, in the opinion of the Board, carry out and perform Employee's duties, and such incapacity continues for a period in excess of three (3) months; or

         3.       Dissolution of Company or discontinuance of its business; or

         4. Employee's violation of this Agreement, or of Employee's Special Terms and Conditions of Employment, subject to the notice and cure provisions provided therein; or

         5. Violation of Company's consistently applied and documented policies or procedures made known to all employees, unwillingness to perform or insubordination with respect to reasonable task requests within the employee's line of responsibility, commission of a crime against the company or its employees, dishonesty or other material breach of ethical or professional standards.

         d. Upon termination, Company shall make a final payment of all amounts due for any reason no later than one (1) month after the termination date, provided that any salary, bonus or severance payment due and payable to Employee shall be paid no later than the next pay period net of any amounts due from Employee to Company. As a

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condition to final payment, Employee shall sign a release indicating that no further compensation of any type is due prior to receiving the final payment.

         e. Notwithstanding any such termination, the obligations and restrictions imposed on the Employee pursuant to the Special Terms and Conditions of Employment shall survive termination of this Agreement and shall exist in accordance with the terms of that document.

         7. Employee Handbook. From time to time, Company may distribute employee manuals or handbooks, and officers or other representatives of Company may make written or oral statements relating to Company's policies and procedures. Employee shall abide by such policies, procedures and statements. No policies, procedures, or statements of any nature by or on behalf of Company (whether written or oral, and whether or not contained in any formal employee manual or handbook) shall be construed to modify this Agreement or Employee's Special Terms and Conditions of Employment.

         This Agreement is effective as of the date first above written and is executed in duplicate originals.

                                 Mobile Reach Technologies, Inc.

/S/ Mark J. Lloyd                By:  /S/ Michael J. Hewitt
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Employee                              Michael J. Hewitt, Chief Executive Officer

/S/ John C. Lindsey
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Witness